WERNER ENTERPRISES, INC.
                   Interstate 80 & Highway 50
                        P. O. Box 37308
                     Omaha, Nebraska  68137

FOR IMMEDIATE RELEASE               Contact:  Robert E. Synowicki, Jr.
                                               (402) 894-3000

Omaha, Nebraska, July 16, 1996:

    Werner Enterprises, Inc., a nationwide full-service transportation company, today reported its operating revenues and earnings for the second quarter ended June 30, 1996. Operating revenues increased 11% to $159,640,000 compared to $143,325,000 for the same quarter of the prior year. Net income increased 17% to $10,023,000 ($.40 per share) for the second quarter of 1996, compared to $8,578,000 ($.34 per share) for the 1995 second quarter. Net income grew by a larger percentage than operating revenues, due primarily to improved freight demand during the second quarter of 1996, compared to the same period of 1995.

  In addition, the Company announced today that its Board of Directors has declared a three for two split of the Company's common stock effected in the form of a 50 percent stock dividend. The stock split will be payable on or about August 9, 1996 to stockholders of record at the close of business on July 26, 1996. No fractional shares of common stock will be issued in connection with the stock split. Stockholders entitled to fractional shares will receive a proportional cash payment based on the closing price of a share of common stock on July 26, 1996. If a stockholder is contemplating a trade of stock from the record date to the payable date, he or she should consult his or her stockbroker as to entitlement of the split shares.

    The Company's common stock is traded on the NASDAQ National Market System under the symbol WERN.


Quarter Ended June 30                      1996              1995

Operating revenues                     $159,640,000      $143,325,000

Net income                             $ 10,023,000      $  8,578,000

Average common shares outstanding        25,197,000        25,161,000

Earnings per share                            $ .40             $ .34




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WERNER ENTERPRISES, INC.
Omaha, Nebraska, July 16, 1996 -- Page 2



Six Months Ended June 30                  1996              1995

Operating revenues                    $307,543,000       $275,759,000

Net income                            $ 17,311,000       $ 16,090,000

Average common shares outstanding       25,191,000         25,180,000

Earnings per share                           $ .69              $ .64